UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2005

Loral Space & Communications Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-14180	13-3867424
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2003, Loral Space & Communications Ltd. and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States District Court for the Southern District of New York and parallel insolvency proceedings in the Supreme Court of Bermuda in which certain partners of KPMG were appointed as joint provisional liquidators.

On June 28, 2005, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Loral Space & Communications Ltd. ("Loral" or the "Company") approved the Management Incentive Bonus Program for corporate office participants, including the named and other executive officers, for the fiscal year ending December 31, 2005. Under this program, participants are entitled to receive an annual bonus for 2005 (the "Annual Bonus") equivalent to a percentage (the "Target Bonus") of such participant’s base salary if the Company achieves an established EBITDA performance target ("Target EBITDA"). For purposes of this program, actual EBITDA may be adjusted by the Compensation Committee after the fiscal year end for non-recurring or unusual items ("Adjusted EBITDA"). For the year ending December 31, 2005, Target EBITDA was established at $17.7 million, which is equivalent to the EBITDA set forth in the Company’s 2005 operating plan that has been approved by the Board of Directors and set forth in the Company’s Disclosure Statement (the "Disclosure Statement") for the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 3, 2005 of Loral Space & Communications Ltd., et al. (the "Plan of Reorganization").

The amount of the Annual Bonus payable to a participant shall be determined by comparing Adjusted EBITDA to Target EBITDA as follows:

If Adjusted EBITDA is......................The Annual Bonus paid shall be (as a percentage of Target Bonus)
$35.4 million................................................................130%
$26.6 million................................................................115%
$17.7 million................................................................100%
$8.9 million..................................................................85%
$2.0 million..................................................................70%

For Adjusted EBITDA amounts in between the percentages in the table above, the Annual Bonus shall be determined by linear interpolation.

If Adjusted EBITDA is greater than $35.4 million, the Compensation Committee, upon the recommendation of the Chief Executive Officer, shall have the discretion to award the Executive an Annual Bonus greater than the Annual Bonus determined above. If Adjusted EBITDA is less than $2.0 million, the Compensation Committee, upon the recommendation of the Chief Executive Officer, shall have the discretion to award the Executive an Annual Bonus in an amount to be determined by the Compensation Committee. In addition, the Compensation Committee may, upon the recommendation of the Chief Executive Officer, increase a participant’s Target Bonus based on exceptional contribution. If the Company’s Plan of Reorganization is confirmed and declared effective, the Chief Executive Officer shall consult with the Vice Chairman as to any of his recommendations.

The Target Bonus percentage established by the Compensation Committee for each of Bernard L. Schwartz, Eric J. Zahler, Richard J. Townsend and Avi Katz was 42.5%, 40%, 41% and 40%, respectively.

Mr. C. Patrick DeWitt, President of Space Systems/Loral, Inc., participates in SS/L’s bonus program. Under that program, the amount of the annual bonus payable to Mr. DeWitt shall be determined based on SS/L’s EBITDA achieved for 2005 as follows:

If SS/L 2005 EBITDA is.........................The Annual Bonus paid shall be (as a percentage of Base Salary)
$0 million.......................................................................40%
$3.2 million....................................................................45%
$8.2 million....................................................................50%
$13.2 million..................................................................55%
$18.2 million..................................................................60%

Item 8.01 Other Events.

On June 29, 2005, Loral filed with the Bankruptcy Court a supplement (the "Plan Supplement") to the previously filed Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 3, 2005 of Loral Space & Communications Ltd., et al. (the "Plan of Reorganization"). The Plan Supplement contains forms of certain documents (collectively, the "Plan Documents") to be executed, delivered, assumed and/or performed in conjunction with the consummation of the Plan of Reorganization on the effective date of the Plan, including, among others, forms of the following documents: certificates of incorporation and bylaws for reorganized Loral ("New Loral") and certain of its subsidiaries, the certificate of designation of the $200 million Series A Non-Convertible Preferred Stock to be issued by New Loral’s reorganized fixed satellite services subsidiary ("New Skynet"), the indenture and form of note for the $126 million 14% Senior Secured Cash/PIK Notes due 2015 to be issued by New Skynet, a registration rights agreement to be entered into by New Loral, New Skynet and certain holders of New Loral common stock or New Skynet preferred stock or notes, the 2005 stock incentive plan for New Loral, employment contracts for the Chairman and Chief Executive Officer of New Loral and certain other executives and an amendment to Loral’s Supplemental Executive Retirement Plan. In addition, the Plan Supplement contains a list of subsidiaries that will be merged or dissolved and assets to be transferred in connection with the reorganization, a schedule of executory contracts and unexpired leases to be assumed and a list of debtor subsidiaries the organizational documents of which are not being revised. A copy of the Plan Supplement may be obtained from the Bankruptcy Court’s website located at http://www.nysb.uscourts.gov or at http://www.bsillc.com.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Ltd.

June 30, 2005	By:	Avi Katz

Name: Avi Katz
Title: Vice President, General Counsel and Secretary